EXHIBIT 21




         Subsidiaries of Talley Manufacturing and Technology, Inc.




The following are the subsidiaries of the Registrant, as of December 31, 1994:


                                          Percentage
                                           of Voting  Jurisdiction
                                          Securities       of
                                            Owned     Incorporation

 1.     Amcan Specialty Steels, Inc.         100%     New Jersey

 2.     Dimetrics, Inc.                      100%     Delaware

 3.     Electrodynamics, Inc.                100%     Arizona

 4.     John J. McMullen Associates, Inc.    100%     Delaware

 5.     Porcelain Products Co.               100%     Delaware

 6.     Rowe Industries, Inc.                100%     Delaware

 7.     Talley Canada, Inc.                  100%     Canada

 8.     Talley Defense Systems, Inc.         100%     Delaware

 9.     Talley Metals Technology, Inc.       100%     Delaware

10.     Talley Technology, Inc.              100%     Delaware

11.     Universal Propulsion Company, Inc.   100%     Delaware

12.     Waterbury Companies, Inc.            100%     Delaware











Each of the above subsidiaries is included in the Company's Consolidated Financial Statements. Several inactive or minor corporations are not included above because all of them, when taken in the aggregate, do not constitute a significant subsidiary.